Exhibit 99.1

COMMUNITY FIRST, INC.

Subscription Rights to Purchase Shares of Common Stock

FORM OF INSTRUCTIONS FOR USE OF

SUBSCRIPTION RIGHTS CERTIFICATES

Community First, Inc., a Tennessee corporation (“we,” “us,” “our” or the “Company”), is distributing, at no charge, to holders of our common stock on a pro rata basis non-transferable subscription rights to purchase up to an aggregate of 250,000 shares of our common stock, which we refer to as the “rights offering.” The rights offering is described in the accompanying prospectus dated June     , 2016 (as it may be amended or supplemented, the “Prospectus”). The Prospectus explains how you can exercise your subscription rights to purchase shares of our common stock in the rights offering. The subscription rights are evidenced by subscription rights certificates issued in the names of the holders of record of our common stock as of 5:00 p.m., Eastern Time, on May 10, 2016 (the “Record Date”), and may not be sold, transferred or assigned to anyone else.

General Information

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of the Record Date. Each subscription right will entitle the holder to purchase 0.075 shares of our common stock at the subscription price of $4.75 per share, which we refer to as the “Basic Subscription Right.” For exercise of your Basic Subscription Right you may purchase up to the number of shares as is equal to the product of (i) the total number of shares of the Company’s common stock that you owned as of the Record Date and (ii) 0.075, rounded down to the nearest whole share. If you exercise your Basic Subscription Right in full, you will be entitled to exercise an oversubscription privilege (the “Oversubscription Privilege”), subject to availability and allocation, to purchase a portion of any shares that other eligible shareholders do not purchase through the exercise of their Basic Subscription Rights. You should indicate on your subscription rights certificate how many additional shares of common stock you want to subscribe for pursuant to your Oversubscription Privilege.

The subscription rights will expire at 5:00 p.m., Eastern Time, on [            ], 2016, unless extended by up to 15 days in our sole discretion (such date and time, as it may be extended, the “Expiration Date”).

We are not requiring an overall minimum subscription to complete the rights offering; however, our board of directors may amend or cancel the rights offering at any time and for any reason. Our subscription agent for the rights offering, Computershare Inc., will hold all funds it receives in a segregated bank account until the rights offering is completed. If the rights offering is cancelled, all subscription funds received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

If you wish to purchase shares in the rights offering, you must properly complete the subscription rights certificate and deliver it, along with payment of the full subscription price, to our subscription agent, Computershare Inc., prior to 5:00 p.m., Eastern Time, on the Expiration Date. Fractional shares resulting from any exercise of subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent in the rights offering will be returned, without interest or penalty, as soon as practicable after completion of the rights offering.

All exercises of subscription rights are irrevocable. Once you submit the subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. If you do not wish to purchase shares of our common stock in the rights offering, you may discard your subscription rights certificate and the related materials.

1. How to Exercise Subscription Rights

Subscription by Record Holders. If you are a record holder of our common stock, the number of rights you may exercise pursuant to your Basic Subscription Right will be indicated on the subscription rights certificate delivered to you. You may exercise your subscription rights by properly completing and executing the subscription rights certificate and sending it, together with your full subscription payment, to the subscription agent at the appropriate address set forth below, to be received prior to 5:00 p.m., Eastern Time, on the Expiration Date, unless the rights offering is extended by our board of directors in its sole discretion.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you all of the required subscription documents and your full subscription payment prior to 5:00 p.m., Eastern Time, on the Expiration Date, unless the rights offering is extended by our board of directors in its sole discretion.

2. Method of Delivery

A properly completed and executed subscription rights certificate and full payment of the total subscription price must be delivered to the subscription agent as follows:

If by courier, to: Computershare Voluntary Offers P.O. Box 43011 Providence, R.I. 02940-3011	If by certified or registered mail, to: Computershare Voluntary Offers 250 Royall Street, Suite V Canton, MA 02021

Delivery to any address or by a method other than those set forth above does not constitute valid delivery. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

3. Method of Payment

Subscription payments submitted to the subscription agent must be made in U.S. dollars by the following methods:

•	personal check, payable to “Computershare Inc., as Subscription Agent for Community First, Inc.”

OR

•	cashier’s check meeting the requirements of the subscription agent made payable to “Computershare Inc., as Subscription Agent for Community First, Inc.” For information regarding the requirements for the use of a cashier’s check to pay the subscription payment, please contact Computershare Inc. at (781) 575-3816.

Our board of directors may determine that other forms of payment, including wire transfers of immediately available funds to an account designated by the subscription agent, are acceptable.

The subscription agent will be deemed to receive payment upon (i) clearance of any personal check or cashier’s check deposited by the subscription agent, or (ii) receipt by the subscription agent of a wire transfer of immediately available funds, if our board of directors permits that form of payment. If you send a personal check, payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take several days after receipt. Accordingly, holders who wish to pay the subscription payment by means of a personal check should send payment sufficiently in advance of the Expiration Date to ensure that the payment is received and clears by such date.

4. Execution of Subscription Rights Certificate

(a) Execution by Registered Holders. The signature on the subscription rights certificate must correspond with the name of the registered holder exactly as it appears on the face of the subscription rights certificate without any alteration or change whatsoever. Persons who sign the subscription rights certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the subscription rights certificate is executed by a person other than the holder named on the face of the subscription rights certificate, proper evidence of authority of the person executing the subscription rights certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an Eligible Guarantor Institution (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended) if you specify special issuance instructions.

5. Issuance of Common Stock

The shares of our common stock that you purchase in the rights offering will be issued electronically in book-entry (uncertificated) form. If you are a shareholder of record as of the Record Date and purchase shares in the rights offering, we will issue your new shares as soon as practicable after the closing of the rights offering, and you will receive confirmation from the subscription agent by mail that your shares were electronically issued.

6. Missing or Incomplete Subscription Information or Payment

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the subscription rights certificate, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the Oversubscription Privilege and other purchase limitations described in the Prospectus. If the subscription agent does not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable following completion of the rights offering. We reserve the right to reject any attempted subscription that does not include proper documentation or matching payment.

IF YOU HAVE ANY GENERAL QUESTIONS REGARDING THE RIGHTS OFFERING OR THE COMPANY, PLEASE CONTACT OUR PRESIDENT AND CHIEF FINANCIAL OFFICER, JON THOMPSON, AT (931) 380-2265.

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